Exhibit 1.02
CONFLICT MINERALS REPORT

Markel Corporation has included this Conflict Minerals Report as an exhibit to its Form SD for 2013 as required by Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the "Conflict Minerals Rule"). The date of filing of this Conflict Minerals Report is May 30, 2014.
Unless the context indicates otherwise, the terms "Markel," "we," "its," "us" and "our" refer to Markel Corporation and its consolidated subsidiaries.
For 2013, we were unable to determine the origin of the necessary Conflict Minerals (as defined below) contained in all of our in-scope products, as described under "Product Information." However, none of the necessary Conflict Minerals contained in our in-scope products were affirmatively determined by us to directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo (the "DRC") or an adjoining country. As used herein and consistent with the Conflict Minerals Rule, "Conflict Minerals" are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals. The terms "armed group" and "adjoining country" have the meanings contained in the Conflict Minerals Rule.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “intend" and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary Conflict Minerals benefit armed groups.
Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source Conflict Minerals, (3) internal and external resource constraints and (4) political and regulatory developments, whether in the DRC region, the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this document or to reflect the occurrence of unanticipated events.
Due Diligence
In connection with our due diligence, we have utilized criteria set forth in the Organisation for Economic Co-operation and Development's Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Second Edition 2013) (the "OECD Guidance").
In furtherance of our Conflict Minerals due diligence, we performed the following due diligence measures in respect of the 2013 compliance period:
1.    Internal Operating Procedures. Markel has established internal operating procedures for all departments and business units that are affected by Conflict Minerals. Markel established an internal team for preparing the Conflict Minerals Report, educated and trained involved personnel on the topic of this Report and conducted internal assessments on potentially in-scope product contents.
2.    Risk Assessment and Risk Mitigation. As part of Markel’s internal operating procedures on Conflict Minerals, Markel prepared forms for contacting vendors and suppliers that asked the third parties to confirm whether the parts, materials or components that they supplied to Markel contained Conflict Minerals, and if so, the origin of such Conflict Minerals. Responses to the inquiries were reviewed and retained in a database as part of the internal operating procedures. In certain cases, Markel has followed up with suppliers who did not initially provide sufficient information. Markel relied on its existing alertline as a grievance mechanism for any issues identified in the supply chain by participants in this process.

Product Information

We do not directly source Conflict Minerals from mines, smelters or refiners, and we believe that we are in most cases many levels removed from these market participants. We therefore have limited influence over these upstream participants. Furthermore, because of the depth, geographic diversity and constant evolution of our supply chain, and due to competitive factors, we often have significant difficultly identifying participants upstream from our direct suppliers. In addition, we sometimes obtain parts from distributors, who are not themselves subject to the Conflict Minerals Rule and who are resistant to comply with our requests. These relationships provide a challenge to tracing our supply chain for compliance with the Rule. Due to these challenges of tracing a multi-tier supply chain, for 2013, we were unable to identify the origin of the necessary Conflict Minerals contained in our in-scope products.

For 2013, the following categories of products were in-scope for purposes of our compliance with the Conflict Minerals Rule: (1) dredging equipment; (2) high-speed bakery equipment; and (3) laminated furniture products. We are not a significant user of Conflict Minerals in our in-scope products.

Notwithstanding our due diligence efforts, no smelters or refiners were identified to us, thus we were not able to determine the country of origin of the necessary Conflict Minerals in our in-scope products. We endeavored to determine the mine or location of origin of the necessary Conflict Minerals contained in our in-scope products by requesting that suppliers provide us with a completed response to our written inquiry.
For 2013, none of our in-scope products were affirmatively determined by us to contain necessary Conflict Minerals that directly or indirectly financed or benefitted an armed group in the DRC or an adjoining country. An "armed group" under the Conflict Minerals Rule is an armed group that is identified as a perpetrator of serious human rights abuses in annual Country Reports on Human Rights Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 relating to the DRC or an adjoining country.
Risk Mitigation Efforts After December 31, 2013
We intend to take the following additional steps in 2014 to mitigate the risk that the necessary Conflict Minerals in our in-scope products benefit armed groups:
1.    Based on the results of our inquiries and due diligence in respect of 2013, adopt and implement a risk management plan that, among other things, addresses supplier non-responsiveness and non-compliance.
2.    Include provisions relating to Conflict Minerals sourcing into the standard terms and conditions pertaining to our supplier contracts and purchase orders.
3.    Engage with suppliers that provided incomplete responses or that did not provide responses for 2013 to help ensure that they provide requested information for 2014. And, to the extent Conflict Minerals are identified by suppliers or by us, send the Conflict-Free Sourcing Initiative's ("CFSI") Conflict Minerals Reporting Template or a comprehensive questionnaire containing substantially the same information as the CFSI template to such suppliers.

4.    Monitor and encourage the continuing development and progress of traceability measures at suppliers that indicated for 2013 that the source of Conflict Minerals was unknown or undeterminable.
5.    Maintain confidential copies of the CFSI templates and other questionnaires in an electronic database.
6.    Evaluate outside providers of automated systems for Conflict Minerals data collection and storage with a service offering specific to Conflict Minerals Rule compliance.
All of the foregoing steps are in addition to the steps that we took in respect of 2013, which we intend to continue to take in respect of our 2014 compliance to the extent applicable.